NEWS RELEASE

Coeur Reports First Quarter 2019 Production and Sales Results
Chicago, Illinois - April 11, 2019 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced first quarter 2019 production of 78,336 ounces of gold, 2.5 million ounces of silver, 3.7 million pounds of zinc and 3.1 million pounds of lead. Metal sales for the quarter were 85,326 ounces of gold, 2.6 million ounces of silver, 4.7 million pounds of zinc and 2.7 million pounds of lead.
As disclosed on February 20, 2019, the Company expects to produce 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead in 2019.

Quarterly Production Results
“First quarter operating results were in-line with our expectations” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Our top two 2019 initiatives – successfully ramping up operating activities at Silvertip and completing the installation of the high-pressure grinding roll (“HPGR”) unit at Rochester – remain on-track. Our Kensington mine continues to see the benefit of higher grades from the Jualin deposit, while Wharf exceeded its plan during the first quarter and is positioned to deliver higher production during the remainder of the year.”
“As previously indicated, our full-year financial and operating results are anticipated to be second half weighted. We expect higher production levels at Palmarejo as production begins at the new La Nación deposit and a new thickener is commissioned in the second half of 2019. Rochester’s second half 2019 production is expected to increase due to the positive impacts of the new HPGR unit, while higher mining and processing rates from the higher-grade Jualin deposit are expected to boost second half production at Kensington. Together, these initiatives are expected to lead to a return to positive free cash flow in 2019.”

Operations
First quarter production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	378,987	378,389	300,116	344,073	359,893
Average gold grade (oz/t)	0.07	0.08	0.10	0.11	0.10
Average silver grade (oz/t)	4.64	5.96	6.26	6.86	6.88
Average recovery rate – Au	83.4%	97.6%	88.8%	89.9%	80.4%
Average recovery rate – Ag	72.8%	84.0%	82.2%	87.5%	81.4%
Ounces Produced
Gold	23,205	31,239	27,885	33,702	29,896
Silver (000's)	1,278	1,893	1,544	2,066	2,013
Ounces Sold
Gold	27,394	23,667	29,830	31,207	30,888
Silver (000's)	1,405	1,534	1,572	2,092	2,031
Average realized price per gold ounce	$1,154	$1,148	$1,082	$1,162	$1,168
Average realized price per silver ounce	$15.39	$14.57	$14.75	$16.49	$16.73

•
First quarter gold and silver production decreased 26% and 32%, respectively, to 23,205 and 1.3 million ounces compared to the prior quarter. Year-over-year, gold and silver production decreased 22% and 37%, respectively

•	Lower production during the quarter was primarily driven by temporarily lower grades and recoveries due to mine sequencing

•
Underground development at the La Nación deposit, located between the Independencia and Guadalupe underground mines, remains on-schedule. Production is expected to commence in the second half of 2019, adding approximately 400 tons per day of additional mill feed

•
Installation of the new thickener at a cost of approximately $4.5 million remains on budget and on schedule for completion during the third quarter, with foundation work near completion at the end of the first quarter. The project is expected to increase gold and silver recovery rates by approximately 2% and have an estimated one-year payback

•
Approximately 32% of gold sales in the first quarter, or 8,803 ounces, were sold under Palmarejo's gold stream agreement at a price of $800 per ounce. Full-year gold sales under the stream agreement are expected to remain at similar levels

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

Rochester, Nevada

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons placed	2,667,559	3,674,566	4,061,082	4,083,028	4,351,131
Average silver grade (oz/t)	0.46	0.46	0.52	0.53	0.54
Average gold grade (oz/t)	0.003	0.004	0.004	0.004	0.003
Ounces Produced
Silver (000's)	960	1,466	1,290	1,125	1,157
Gold	8,256	15,926	14,702	12,273	11,487
Ounces Sold
Silver (000's)	1,000	1,391	1,248	1,097	1,119
Gold	8,511	15,339	14,257	12,030	11,163
Average realized price per silver ounce	$15.31	$14.53	$14.70	$16.47	$16.66
Average realized price per gold ounce	$1,299	$1,234	$1,204	$1,297	$1,331

•
Silver and gold production during the first quarter decreased 35% and 48%, respectively, to 1.0 million and 8,256 ounces compared to the prior quarter. Year-over-year, silver and gold production decreased 17% and 28%, respectively

•
Lower production was driven by reduced ore placement rates due to adverse weather conditions (snowfall) in western Nevada. This had a comparatively larger impact on gold production as silver production was partially offset by higher residual leach pad performance

•
Commissioning of the initial HPGR unit remains on budget and on schedule. Crushing rates and silver recoveries are anticipated to increase beginning mid-year with full ramp-up expected during the third quarter. To date, foundation work has been completed and the two main crushing units have been set in place, with steel erection continuing and electrical tie-in work currently underway

•
The Company is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold; installation of the initial HPGR unit and a new secondary crusher is expected to result in higher production during the second half of the year compared to the first half

Kensington, Alaska

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	164,332	166,310	167,964	168,751	158,706
Average gold grade (oz/t)	0.20	0.23	0.17	0.16	0.17
Average recovery rate	90.2%	93.0%	91.8%	92.6%	94.0%
Gold ounces produced	29,973	35,335	26,809	25,570	26,064
Gold ounces sold	31,335	33,202	25,648	28,165	27,763
Average realized price per gold ounce	$1,290	$1,246	$1,161	$1,269	$1,307

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above include pre-commercial production

•
First quarter gold production of 29,973 ounces represented a 15% decrease quarter-over-quarter and a 15% increase compared to the same period the prior year. During the quarter, mining activities at Jualin shifted focus from ore development to full production, allowing for longhole stope production at Jualin in future quarters

•	Ore from Jualin accounted for approximately 10% of Kensington’s production during the quarter. This contribution is expected to increase in the remaining quarters of 2019

•	Full-year 2019 production guidance is unchanged at 117,000 - 130,000 ounces of gold

Wharf, South Dakota

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons placed	1,090,510	1,644,168	1,127,391	1,075,820	1,076,395
Average gold grade (oz/t)	0.020	0.020	0.023	0.023	0.022
Ounces produced
Gold	16,902	16,960	19,437	22,507	17,936
Silver (000's)	13	13	13	13	12
Ounces sold
Gold	18,086	15,306	19,874	23,053	17,339
Silver (000's)	14	11	12	14	11
Average realized price per gold ounce	$1,317	$1,247	$1,198	$1,285	$1,341

•	Gold production remained relatively flat quarter-over-quarter at 16,902 ounces in the first quarter and decreased 6% year-over-year

•	Production levels reflected the impact of lower grade tons placed in the prior quarter. Production was above target and is expected to increase throughout the remainder of the year

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

Silvertip, British Columbia

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	62,051	38,802	28,080	14,450	4,795
Average silver grade (oz/t)	5.50	6.06	7.29	14.15	10.05
Average zinc grade (%)	5.9%	5.8%	8.0%	8.2%	6.6%
Average lead grade (%)	3.7%	3.9%	4.6%	8.1%	7.3%
Average recovery rate – Ag	69.9%	60.5%	47.0%	42.3%	30.9%
Average recovery rate – Zn	50.5%	69.1%	49.1%	57.9%	18.7%
Average recovery rate – Pb	66.8%	54.7%	44.4%	40.5%	21.1%
Produced
Silver (000's ounces)	239	142	96	87	15
Zinc (000's lbs)	3,719	3,083	2,207	1,372	119
Lead (000's lbs)	3,077	1,658	1,159	949	147
Sold
Silver (000's ounces)	215	127	131	10	—
Zinc (000's lbs)	4,723	2,552	1,772	469	—
Lead (000's lbs)	2,748	1,444	1,645	—	—
Average realized price per silver ounce, gross	$14.98	$15.54	$14.62	$16.31	—
Treatment and refining charges per silver ounce	$1.24	$1.38	$3.34	$3.30
Average realized price per silver ounce, net	$13.74	$14.16	$11.28	$13.01	—
Average realized price per zinc pound, gross	$1.50	$1.07	$1.20	$1.35	—
Treatment and refining charges per zinc pound	$0.31	$0.24	$0.27	$0.27
Average realized price per zinc pound, net	$1.19	$0.83	$0.93	$1.08	—
Average realized price per lead pound, gross	$0.92	$0.87	$0.97	$—	—
Treatment and refining charges per lead pound	$0.06	$0.07	$0.07	$—
Average realized price per lead pound, net	$0.86	$0.80	$0.90	$—	—

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the above table include pre-commercial production

•
First quarter silver, zinc and lead production increased 68%, 21% and 86%, respectively, to 0.2 million ounces of silver, 3.7 million pounds of zinc and 3.1 million pounds of lead compared to the prior quarter

•
Higher production was driven by higher tons milled, which increased 60% quarter-over-quarter. The mill exceeded 1,100 tonnes per day ("tpd") (1,000 metric tons per day (“mtpd”)) intermittently in March and averaged approximately 843 tpd (765 mtpd), excluding two days of scheduled maintenance

•	Average head grades, recovery rates and concentrate grades are expected to continue trending higher as mill availability improves and newly-mined higher grade material is processed

•	The permit amendment application to operate at a year-round mining and milling rate of 1,100 tpd (1,000 mtpd) is expected to be received late in the current quarter

•	The new 220-person camp facility was opened to employees at the beginning of March 2019

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

2019 Production Guidance
Coeur's 2019 production guidance remains unchanged from its original guidance published on February 20, 2019.

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

Financial Results and Conference Call
Coeur will report its first quarter financial results on May 1, 2019 after the New York Stock Exchange closes for trading. There will be a conference call on May 2, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 16, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 29 527

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, results, recoveries, mining rates, throughput, development efforts, operations at Palmarejo, Rochester, Kensington, Wharf and Silvertip and timing of obtaining permit amendment approval for Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third-party smelter or refiner with whom Coeur does business, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Average Spot Prices

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Average Silver Spot Price Per Ounce	$15.57	$14.54	$15.02	$16.53	$16.77
Average Gold Spot Price Per Ounce	$1,304	$1,226	$1,213	$1,306	$1,329
Average Zinc Spot Price Per Pound	$1.23	$1.19	$1.15	$1.41	$1.55
Average Lead Spot Price Per Pound	$0.92	$0.89	$0.95	$1.08	$1.14

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com